                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          KEYSTONE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                          KEYSTONE INTERNATIONAL, INC.

                           9600 WEST GULF BANK DRIVE
                              HOUSTON, TEXAS 77040

                                 MARCH 31, 1997

Dear Fellow Shareholders:

     You are cordially invited to attend the Company's annual meeting of shareholders to be held at 9:00 a.m. on Wednesday, May 7, 1997, at The Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas. A map is included on the back page of the attached proxy statement for your convenience.

     Information on the various matters on which the shareholders will act is provided in the enclosed notice of the meeting and proxy statement. Your directors urge you, whether or not you plan to attend the meeting in person, to execute the enclosed proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States. If a shareholder who returns a proxy is able to attend the meeting, the proxy can be canceled and the shares voted in person at the meeting.

     We hope you will participate in the annual meeting, either in person or by proxy. Thank you for your continued interest and support of Keystone International, Inc.

                                           Sincerely,

                                           /s/ NISHAN TESHOIAN

                                           Nishan Teshoian
                                           Chairman of the Board of Directors

                          KEYSTONE INTERNATIONAL, INC.

                           9600 WEST GULF BANK DRIVE
                              HOUSTON, TEXAS 77040

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 7, 1997

                             ---------------------

     Notice is hereby given that the annual meeting of the shareholders of Keystone International, Inc. (the "Company") will be held at The Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas, on Wednesday, May 7, 1997, at 9:00 a.m., Houston time, for the following purposes:

          1. To elect three Class II Directors to serve until the third annual meeting of shareholders following their election and until their successors are elected and qualified;

          2. To amend the Company's Restated Articles of Incorporation to increase the number of authorized shares of common stock from 50 million shares to 100 million shares;

          3. To consider and act upon a proposal to approve the Amended and Restated 1985 Incentive Plan;

          4. To consider and act upon such other business as may properly be presented to the meeting or any adjournment thereof.

     Shareholders of record as of the close of business on March 10, 1997 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     Please sign and date the enclosed proxy and return it promptly in the enclosed envelope provided for your convenience which requires no postage if mailed in the United States. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

                                             By Order of the Board of Directors

                                             /s/ DONNA D. MOORE

                                                       DONNA D. MOORE
                                                          Secretary

March 31, 1997

                          KEYSTONE INTERNATIONAL, INC.

                           9600 WEST GULF BANK DRIVE
                              HOUSTON, TEXAS 77040

                                PROXY STATEMENT

     This proxy statement and the accompanying proxy card are being mailed to shareholders commencing on or about March 31, 1997, in connection with the solicitation by the Board of Directors of Keystone International, Inc. (the "Company") of proxies to be voted at the annual meeting of shareholders to be held in Houston, Texas on Wednesday, May 7, 1997, and at any adjournment thereof, for the purposes set forth in the accompanying notice. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. ANY PROXY ON WHICH NO DIRECTION IS SPECIFIED WILL BE VOTED (I) FOR ELECTION OF THE NOMINEES NAMED HEREIN TO THE BOARD OF DIRECTORS, (II) FOR THE APPROVAL OF THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION, (III) FOR THE APPROVAL OF THE AMENDED AND RESTATED 1985 INCENTIVE PLAN, AND (IV) IN THE DISCRETION OF THE HOLDER OF THE PROXY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. Any proxy may be revoked at any time before its exercise by written notice of the person giving the proxy.

     As of March 10, 1997, the record date for the determination of shareholders entitled to vote at the meeting, there were outstanding and entitled to vote 35,613,432 shares of common stock of the Company. Each share of common stock entitles the shareholder to one vote on each matter presented at the meeting.

     Votes will be tabulated by Continental Stock Transfer & Trust Company, the transfer agent and registrar for the Company, and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote. Any proxy containing an abstention from voting or broker non-vote will be sufficient to represent the shares at the meeting for purposes of determining whether a quorum is present. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     At the meeting, three Class II Directors are to be elected, each director to hold office until the third annual meeting of shareholders following his election. The persons named in the accompanying proxy have been designated by the Board of Directors and, unless authority is withheld, they intend to vote for the election of the nominees named below to the Board of Directors as Class II Directors. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy, or the Board may be reduced accordingly; however, the Board of Directors is not aware of any circumstances likely to render any nominee unavailable for election.

NOMINEES AND CONTINUING DIRECTORS

     Certain information concerning the nominees, together with comparable information for the Class I and Class III Directors, whose terms are not expiring at the 1997 annual meeting, is set forth below:

                                                                                          COMMON STOCK
                                                                                      BENEFICIALLY OWNED ON
                                                                                       FEBRUARY 5, 1997(1)
                                                                                      ---------------------
                                            PRINCIPAL POSITION             DIRECTOR                PERCENT
                NAME                         WITH THE COMPANY        AGE    SINCE      SHARES     OF CLASS
                ----                        ------------------       ---   --------   --------    ---------
                      CLASS II DIRECTORS WHOSE TERM (IF ELECTED) WILL EXPIRE IN 2000

Nishan Teshoian(2)...................  Chairman of the Board,
                                         President & Chief
                                         Executive Officer           55      1995      487,802(6)(7)    1.4%
John W. Guffey, Jr...................  Nominee                       59        --            0      *
Ludvik F. Koci.......................  Nominee                       60        --            0      *

                            CLASS III DIRECTORS WHOSE TERM WILL EXPIRE IN 1998

Bob G. Gower(3)......................  Director                      59      1993       15,000(6)   *
F. O'Neil Griffin(2)(4)..............  Director                      70      1993      430,284(7)    1.2%

                             CLASS I DIRECTORS WHOSE TERM WILL EXPIRE IN 1999

Dale P. Jones(4)(5)..................  Director                      60      1994        6,500(6)   *
Constantine S. Nicandros(4)..........  Director                      63      1996        3,000      *
W. Wayne Patterson(5)................  Director                      53      1984        7,453(6)   *
Wallace S. Wilson(3)(5)..............  Director                      66      1974       35,918(6)    0.1%

---------------

(1) Each person has voting and investment power with respect to the shares listed (except for the shares shown under (7) which only have voting power) and is a citizen of the United States.

(2) Member, Executive Committee of the Board.

(3) Member, Compensation Committee of the Board.

(4) Member, Committee on Director Affairs of the Board.

(5) Member, Audit Committee of the Board.

(6) Includes currently exercisable stock options of 20,000 shares for Mr. Teshoian; 4,000 shares each for Messrs. Gower, Patterson and Wilson; and 2,000 shares for Mr. Jones.

(7) Includes an aggregate of 423,084 shares, or 1.2% of the class outstanding, held in the Company's Employees' 401(k) Retirement Savings Plan of which Messrs. Teshoian and Griffin are Committee Members. They disclaim beneficial interest in such shares.

 * Less than 1/10th of 1% of outstanding shares.

     Nishan Teshoian became Chairman of the Board, Chief Executive Officer and President of the Company in August 1995. Prior thereto, he was employed by Cooper Industries for eighteen years in a series of successively more responsible management positions culminating in his election in 1993 as executive vice president of operations-tools and hardware.

     John W. Guffey, Jr. is chairman, president and chief executive officer of Coltec Industries, Inc., a manufacturer of highly engineered products for aerospace, automotive and other industrial markets. He has been employed by Coltec Industries for 12 years in a series of successively more responsible management positions culminating in his election in 1995 as chief executive officer. Mr. Guffey is also a director of Giddings & Lewis, Inc. and Gleason Corporation.

     Ludvik F. Koci has served as president, chief operating officer, and a director of Detroit Diesel Corporation, a manufacturer of diesel and alternative fuel engines and parts, since 1989. Prior to joining

Detroit Diesel, Mr. Koci was employed by General Motors Corporation for approximately 33 years. Mr. Koci is also a director of Wabash National Corporation.

     Bob G. Gower is chairman of the board of Lyondell Petrochemical Company. He also served as its chief executive officer from 1988 until his retirement in December 1996.

     F. O'Neil Griffin is a private investor. He was chairman and owner of First National Bank of Kerrville, which he purchased in 1984, until its merger with Norwest Corporation in December 1994. Mr. Griffin serves as the Lead Director and Chairman of the Executive Committee of the Board of Directors.

     Dale P. Jones joined Halliburton Company in 1965 and was elected to his present position of vice chairman in 1995. Mr. Jones also serves on Halliburton Company's executive committee and board of directors. Mr. Jones serves as Chairman of the Committee on Director Affairs of the Board of Directors.

     Constantine S. Nicandros is chairman of CSN and Company, a private investment and consulting firm. In 1996, he retired as chairman, president and chief executive of Conoco Inc. and vice chairman of the board of directors of its parent, E.I. duPont de Nemours and Company. He is also a director of Cooper Industries, Inc. and Mitchell Energy & Development Corp.

     W. Wayne Patterson is a private investor. He was chairman of the board and chief executive officer of Texas Microsystems, Inc., a privately held manufacturer of industrial computer products, from 1989 until its merger with Sequoia Systems, Inc. in 1995. He serves as Chairman of the Audit Committee of the Board of Directors.

     Wallace S. Wilson is chairman of the board and chief executive officer of Wilson Industries, Inc., a manufacturer and supplier of petroleum industry equipment, supplies, and services.

BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION

     During 1996, the Board of Directors convened on seven occasions. Committees of the Board held meetings as follows: Executive Committee -- one meeting; Audit Committee -- two meetings; Compensation Committee -- ten meetings; and Committee on Director Affairs -- five meetings. Each director attended at least 93% of all meetings of the Board and each committee on which he served during the year.

     The Company's operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, various Board functions are discharged by the standing committees of the Board. The Executive Committee is authorized to exercise, to the extent permitted by law, the power of the full Board of Directors when a meeting of the full Board is not practicable or necessary. The functions of the Audit Committee are described under the caption "Other Information -- Auditors." The Compensation Committee is responsible for the formulation and adoption of all executive compensation, retirement and benefit programs, subject to full Board approval where legally required or advisable. The Compensation Committee also supervises the administration of all executive compensation programs, including the establishment of specific criteria against which the Executive Officers' annual performance-based compensation is measured. The Committee on Director Affairs is responsible for reviewing the functions and operation of the Board and its committees, evaluating the performance of incumbent directors and developing a pool of potential future board nominees. Shareholders who may wish to suggest individuals for possible future consideration for board positions should direct recommendations to the Committee on Director Affairs at the Company's principal offices.

     Directors not employed by the Company receive annual retainers of $24,000 for service on the Board, plus meeting fees of $1,000 for each Board meeting attended. Under the 1994 Directors' Stock Option Plan ("Director Plan") approved by the shareholders in 1994, directors may elect to receive discounted stock options in lieu of annual board retainers. Board members also receive meeting fees of $1,000 for service on Board Committees, and the Chairman of each Committee receives an additional annual retainer fee of $4,800. As discussed below, if the Amended and Restated 1985 Incentive Plan is approved by the shareholders, non-employee directors will be eligible to participate in the Amended and Restated 1985 Incentive Plan. Executive officers who also serve on the Board receive no additional compensation for so serving.

     The Company also maintains a directors' retirement plan pursuant to which non-employee directors who meet certain criteria (and, subject to certain limitations, their surviving spouses) are paid a pension of $2,000 per month for up to a maximum of ten years. To be eligible to receive benefits under the retirement plan, one of the following must apply: (i) a member has completed 10 years of service as an outside director, (ii) a member has reached age 70, or
(iii) a member dies while serving on the board. If a member dies while serving on the Board, the member's eligible surviving spouse would receive any benefits to which the member was entitled. In 1996, the Company made aggregate payments of $88,000 to retired directors or spouses of deceased directors pursuant to this plan.

CORPORATE GOVERNANCE GUIDELINES ADOPTED

     The Company's Board of Directors adopted "Guidelines on Significant Corporate Governance Issues" (the "Guidelines") during 1996. The Guidelines cover a wide range of issues designed to help ensure that the Board consists of outstanding individuals independent of management who are diligent in exercising the Board's oversight responsibilities on behalf of the Company's shareholders. Among the matters addressed by the Guidelines are:

    - Appointment of a "Lead" director, who chairs regular sessions of the Company's independent directors;

    - Establishment of a maximum of two members of management on the Board of Directors (there is currently only one member of management on the Board);

    - Adoption of procedures for a formal annual evaluation of the performance of the Company's Chief Executive Officer;

    - Adoption of procedures for periodic director self-evaluations and evaluations of the performance of the full Board;

    - Establishment of criteria for the recommendation of new Board members to the shareholders for election and for continuing service on the Board;

    - Establishment of recommended minimum levels of ownership of Company Common Stock for directors.

EXECUTIVE OFFICER TENURE AND IDENTIFICATION

     The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of shareholders. In addition to Mr. Teshoian who is identified under the caption "Nominees and Continuing Directors," the Company's executive officers are as follows:

     Mark E. Baldwin, age 43, Vice President of the Company since 1989, and President of the Industrial Valves & Controls Group of companies joined the Company in 1980.

     Gregory E. Hyland, age 46, Vice President of the Company and President of the Engineered Products Group of companies. Prior to joining Anderson, Greenwood & Co. as Vice President of Sales and Marketing in 1991, he was vice president of sales & marketing of BTR Inc.'s Edward Valve Unit.

     Francis S. Kalman, age 49, Senior Vice President and Chief Financial Officer, joined the Company in June 1996. Prior to joining the Company, Mr. Kalman served as chief financial officer of American REF-Fuel Company since 1992 and served as senior vice president and chief financial officer of United Gas Pipeline Company from 1982 to 1991.

     James M. Sweet, age 44, Vice President of Human Resources and Administration, joined the Company in August 1996. Mr. Sweet was employed by W.
H. Brady in 1985 and served as its vice president of human resources/administration since 1987 until he joined the Company.

CERTAIN EXECUTIVE COMPENSATION ARRANGEMENTS

     In connection with Mr. Teshoian's acceptance of employment in July 1995, it was agreed that he would be entitled to receive a severance payment in an amount equal to his most recent bonus and two years' base pay if his employment were to be terminated by the Company prior to July 31, 2000 (the "Teshoian Severance Arrangement"). In connection with Mr. Kalman's acceptance of employment in June 1996, it was agreed that he would be entitled to receive his salary and bonus through June 1, 1998 if his employment were to be terminated involuntarily (other than for good reason) prior to that time (the "Kalman Severance Arrangement"). The Board also agreed to consider "change of control" agreements for senior executives, and in furtherance of this understanding, severance agreements were later entered into between the Company and Messrs. Teshoian, Baldwin, Hyland, Kalman and Sweet under which each would become entitled to severance benefits upon termination of employment or reduction in pay or duties following any "change of control" occurring prior to December 15, 2000. In such event, Mr. Teshoian would become entitled to receive severance benefits (without duplicating any benefit payable under the Teshoian Severance Arrangement) consisting of (i) payment of an amount equal to three times his most recent annual base pay and bonus, and (ii) continued participation in certain Company employee benefit plans. All other participating senior executives would become entitled to receive (and in the case of Mr. Kalman, without duplicating any amounts payable under the Kalman Severance Arrangement) two times their recent annual base pay and bonus upon termination or reduction in pay or duties following a "change of control." In general, a "change of control" would occur upon (i) the acquisition of, or obtaining the right to vote, 30% or more of the Company's outstanding common stock by any person or group, (ii) a change in the majority of the Board (other than as approved by the incumbent members), or
(iii) consummation of any merger or reorganization which would result in the Company's shareholders owning less than a majority of the combined voting power of the resulting entity.

MANAGEMENT SHAREHOLDINGS

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock at February 5, 1997 of (i) all directors and nominees for director of the Company (including executive officers who are also directors), (ii) all Named Executive Officers (as defined below), and (iii) all directors and executive officers as a group.

                                                                AMOUNT
                                                                 AND              PERCENT
                                                              NATURE OF              OF
                          NAME OF                             BENEFICIAL           COMMON
                      BENEFICIAL OWNER                        OWNERSHIP            STOCK
                      ----------------                        ----------          -------
Bob G. Gower................................................     15,000(2)          *
F. O'Neil Griffin...........................................    430,284(1)          1.2%
John W. Guffey, Jr..........................................          0             *
Farrell G. Huber, Jr........................................     15,698             *
Dale P. Jones...............................................      6,500(2)          *
Ludvik F. Koci..............................................          0             *
Constantine S. Nicandros....................................      3,000             *
W. Wayne Patterson..........................................      7,453(2)          *
Allen F. Rhodes.............................................      4,516             *
Nishan Teshoian.............................................    487,802(1)(2)       1.4%
Wallace S. Wilson...........................................     35,918(2)          0.1%
Mark E. Baldwin.............................................     12,237(2)          *
Gregory E. Hyland...........................................      7,487             *
Francis S. Kalman...........................................    435,084(1)          1.2%
James M. Sweet..............................................    429,084(1)          1.2%
All directors, nominees and executive officers as a group
  (15 persons)..............................................    630,770(3)          1.8%

------------

(1) Includes 423,084 shares held in the Company's Employee 401(k) Retirement Savings Plan of which the named individuals are Committee Members with voting power only, but as to which they disclaim beneficial ownership.

(2) Includes currently exercisable stock options covering 20,000 shares for Mr. Teshoian; 4,000 shares for Messrs. Gower, Patterson, and Wilson; 2,000 shares for Mr. Jones; and 538 shares for Mr. Baldwin.

(3) Includes, without duplication, all shares referred to in Note 1 above.

 *  Less than 1/10th of 1% of outstanding shares.

VOTE REQUIRED

     The three nominees for election as Class II Directors at the 1997 annual meeting who receive the greatest number of votes cast for election by the holders of common stock of record at the close of business on March 10, 1997 (the "record date") shall be the duly elected Class II Directors upon completion of the vote tabulation at the meeting, provided a majority of the outstanding shares as of the record date are present in person or by proxy at the meeting.

             PROPOSAL NO. 2 -- AMENDMENT OF THE COMPANY'S RESTATED
                ARTICLES OF INCORPORATION TO INCREASE THE NUMBER
                      OF AUTHORIZED SHARES OF COMMON STOCK

PROPOSED AMENDMENT

     The Board of Directors has unanimously approved and recommended to the Company's shareholders an amendment (the "Proposed Amendment") to Article Four of the Company's Restated Articles of Incorporation increasing the number of shares of Common Stock which the Company has the authority to issue from 50 million shares to 100 million shares. The Proposed Amendment would become effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Secretary of State of Texas. Upon the effectiveness of the Proposed Amendment, Section 1 of Article Four of the Company's Restated Articles of Incorporation would read in its entirety as follows:

          "The aggregate number of shares which the Corporation will have the authority to issue is 105,000,000 of which 100,000,000 will be shares of common stock, par value $1.00 per share ("Common Stock"), and 5,000,000 will be shares of preferred stock, par value $10.00 per share ("Preferred Stock")."

     As of March 10, 1997, there were 35,613,432 shares of Common Stock outstanding and an aggregate of 4,280,797 shares of Common Stock reserved (or to be reserved) for issuance under the Company's current dividend reinvestment and stock award plans and the Amended and Restated 1985 Incentive Plan discussed under Proposal No. 3, leaving 10,105,771 shares of Common Stock authorized and available for issuance, not including 347,329 shares in the treasury of the Company.

     Management believes that it is important for the Company to have a sufficient reserve of shares of Common Stock available for the future needs of the Company. Increasing the number of authorized shares of Common Stock will facilitate the acquisition of other companies and properties and make shares of Common Stock available for other corporate purposes, including any future issuances of Common Stock in public or private financings, payment of stock dividends, benefit plans, subdivision of outstanding shares through stock splits, or conversion or exercise of any convertible securities, options, warrants or rights which may hereafter be issued for any desirable corporate purpose.

     Having such additional authorized shares of Common Stock available for issuance in the future will give the Company greater flexibility and will allow such shares to be issued without the expense and delay of a special shareholders meeting. The additional shares of Common Stock will be available for issuance without further action by the shareholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may then be listed. Other than its current dividend reinvestment, stock award and benefit plans and the Amended and Restated 1985 Incentive Plan proposed herein for approval by the shareholders, the Company does not have any plans, agreements, understandings or arrangements that could or will result in the issuance of any Common Stock.

     Under certain circumstances, the shares available for additional issuance could be used to create voting impediments or to frustrate persons seeking to effect a merger or otherwise gain control of the Company. However, the Proposed Amendment is not being sought in order to frustrate any attempt to acquire control of the Company and the Company is not aware of any such attempt.

VOTE REQUIRED

     Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company's Common Stock is required for approval of the Proposed Amendment.

     THE COMPANY RECOMMENDS VOTING "FOR" PROPOSAL NO. 2.

     PROPOSAL NO. 3 -- ADOPTION OF AMENDED AND RESTATED 1985 INCENTIVE PLAN

GENERAL

     The Company's 1985 Incentive Plan was initially adopted in 1985 and was last amended in 1990 (the "Plan"). The Board of Directors of the Company has adopted, subject to approval by shareholders, the Amended and Restated 1985 Incentive Plan (the "Amended and Restated Incentive Plan"), and has directed that the Amended and Restated Incentive Plan be submitted to the shareholders for approval. This summary of the material terms of the Amended and Restated Incentive Plan is qualified in its entirety by reference to the complete text of the Amended and Restated Incentive Plan which is attached to this Proxy Statement as Appendix A.

PROPOSED AMENDMENTS CONTAINED IN THE AMENDED AND RESTATED INCENTIVE PLAN

     The Plan currently provides for the grant to employees of up to an aggregate of 2,500,000 restricted stock awards and options by the Compensation Committee. The Amended and Restated Incentive Plan provides for the grant to employees and directors (the "participants") of up to an aggregate of 4,250,000 restricted stock awards and options and sets the maximum number of shares which may be issued as grants of restricted stock or under options to any participant during the term of the Amended and Restated Incentive Plan at 4,250,000 shares. The Amended and Restated Incentive Plan also provides for the grant of bonus awards, payable in Common Stock, cash or a combination of Common Stock and cash, based on the achievement of pre-established performance goals.

     The Amended and Restated Incentive Plan extends the term of the Plan from March 19, 2000 to March 18, 2007, and provides the Compensation Committee with flexibility in allowing transferability of restricted stock, options and bonus awards.

     Certain of these amendments will allow the "performance-based compensation" received under the Amended and Restated Incentive Plan to qualify as an exception to the compensation deduction limitation pursuant to Section 162(m) of the Internal Revenue Code (the "Code"). Other amendments recognize the changes in Section 16 and the underlying rules and regulations of the Exchange Act. If the shareholders of the Company do not approve the Amended and Restated Incentive Plan, no Awards (as defined below) will be made to the Named Executive Officers under the Amended and Restated Incentive Plan.

PURPOSE

     The purpose of the Amended and Restated Incentive Plan is to provide a means whereby certain employees and directors of the Company and its affiliates may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. The Company believes that the possibility of participation in the Amended and Restated Incentive Plan through (i) grants of restricted stock ("Grants") (ii) receipt of incentive options ("Incentive Options") or nonqualified options ("Nonqualified Options") (Incentive Options and Nonqualified Options shall be collectively referred to herein as "Stock Options"), or (iii) the grant of bonus awards ("Bonuses") based on the achievement of pre-established performance goals (some or all of which Bonuses may be paid in Common Stock) (Grants, Stock Options and Bonuses shall be collectively referred to herein as "Awards"), will provide employees and directors an incentive to perform more effectively and will assist the Company in obtaining and retaining people of outstanding training and ability.

TERM

     The Amended and Restated Incentive Plan was adopted by the Board of Directors effective as of March 19, 1997, subject to approval by shareholders at the meeting. No Award may be granted under the Amended and Restated Incentive Plan after March 19, 2007.

ADMINISTRATION

     The Amended and Restated Incentive Plan is administered by the Compensation Committee, which is comprised solely of at least two members who are both outside directors and non-employee directors (as defined in the Amended and Restated Incentive Plan). All questions of interpretation and application of the Amended and Restated Incentive Plan shall be determined by the Compensation Committee.

PARTICIPATION

     Participation in the Amended and Restated Incentive Plan is limited to employees and directors selected by the Compensation Committee. The Company estimates approximately 4,300 employees and directors would be eligible to participate in the Amended and Restated Incentive Plan. Awards shall be transferable by the participant to the extent allowed under Rule 16b-3 under the Exchange Act, and Sections 162(m) and 422 of the Code and the regulations thereunder.

SHARES OF STOCK AVAILABLE FOR AWARDS

     As of March 10, 1997, there were 640,044 shares of Common Stock reserved and available for issuance under the Plan. The Amended and Restated Incentive Plan would enable the Company to issue an additional 1,750,000 shares of Common Stock pursuant to Awards. The shares issued may be treasury shares or authorized but unissued shares. In the event an Award expires, or terminates for any reason, or is surrendered, the shares of Common Stock allocable to the unexercised portion of that Award may again be subject to an Award under the Amended and Restated Incentive Plan.

     The Amended and Restated Incentive Plan provides that the number of shares subject thereto are subject to equitable adjustment in the event of stock dividends, stock splits, or other capital readjustments before delivery by the Company of all shares subject to the Amended and Restated Incentive Plan.

COMPENSATION DEDUCTION LIMITATION

     Section 162(m) of the Code generally limits to $1 million per year per employee the tax deduction available to publicly traded companies for certain compensation paid to Named Executive Officers. There is an exception (Section 162(m)(4)(C)) to this deduction limitation for certain "performance-based compensation," if specified requirements are satisfied, including: (i) the establishment by a compensation committee comprised of outside directors of performance goals which must be met for the additional compensation to be earned, (ii) the approval of the material terms of the performance goals by the shareholders after adequate disclosure, and (iii) the certification by the Compensation Committee that the performance goals have been met. If this Amended and Restated Incentive Plan is approved by shareholders, the Company anticipates being entitled to deduct an amount equal to the ordinary income reportable by each participant on exercise of a Nonqualified Option granted at fair market value, the vesting of a Grant, the early disposition of shares of stock acquired by exercise of an Incentive Option, and the payment of a Bonus in cash or Common Stock.

STOCK OPTIONS

     The Compensation Committee may designate a Stock Option as an Incentive Option or as a Nonqualified Option. The terms of each Stock Option shall be set out in a written agreement which incorporates the terms of the Amended and Restated Incentive Plan.

     The Stock Option price for an Incentive Option may not be less than 100% of the fair market value of the Common Stock on the date of grant. Stock Options may be exercised by payment of the Stock Option price in cash or, if the Compensation Committee permits, in shares of Common Stock valued at fair market value on the date of exercise. An Option Agreement may also provide for the surrender of the right to purchase shares under an Option in return for a cash payment representing the spread between the fair market value per share of the Common Stock over the exercise price per share of the Stock Option. The Compensation Committee may impose restrictions on the exercise of any Stock Option.

RESTRICTED STOCK AWARDS

     The Compensation Committee may make Grants of restricted stock to employees and directors of the Company, which shall be evidenced by a Restricted Stock Agreement. The Compensation Committee shall determine the terms, conditions and restrictions of a Grant, including the number of shares of Common Stock, voting rights, dividend rights, and forfeiture restrictions.

BONUS AWARDS

     The Compensation Committee may designate certain employees to receive a Bonus if certain pre-established performance goals are satisfied. In determining which employees shall be eligible for a Bonus, the Compensation Committee will consider the nature of their duties, past and potential contributions to the success of the Company and its affiliates, and such other factors as the Compensation Committee deems relevant in connection with accomplishing the purposes of the Amended and Restated Incentive Plan.

     The Compensation Committee shall determine the terms of a Bonus, if any, for each measurement period. The performance goals determined by the Compensation Committee may be based on increases in the following business criteria: net profits, operating income, stock price, earnings per share, sales, return on capital and/or return on equity. Before any Bonus may be paid, the Compensation Committee must certify in writing that the performance goal has been satisfied. The maximum amount of Bonus payable, in cash, Common Stock, or a combination of cash and Common Stock, to any employee during any year may not exceed $2,500,000; but in no event shall any such Bonus be more than three times the then base salary of the employee.

     The Compensation Committee intends to establish performance goals in accordance with Section 162(m) of the Code to enable the Company to deduct in full the total payment of any Bonus as "performance-based compensation."

NON-EMPLOYEE DIRECTOR PARTICIPATION

     Directors who are not employees of the Company are entitled to receive Stock Options and Grants in any combination as determined by the Committee as part of the overall compensation arrangement for non-employee directors.

AMENDMENT OF AMENDED AND RESTATED INCENTIVE PLAN

     The Board of Directors of the Company may amend or terminate the Amended and Restated Incentive Plan at any time, provided that no amendment may impair the rights of any participant's Award, and that no amendment shall be made without shareholder approval if such shareholder approval is required by applicable law.

CHANGE IN CONTROL

     Upon a change of control (as defined in the Amended and Restated Incentive
Plan), (i) each holder of an outstanding Stock Option shall surrender his or her Stock Options to the Company in exchange for a cash payment by the Company in an amount equal to the number of shares of Common Stock then covered by the Stock Option multiplied by the spread between the fair market value of each share of Common Stock and the exercise price per share of Common Stock specified in the Stock Option, (ii) all forfeiture restrictions with respect to the Grants shall lapse, and (iii) each Bonus shall immediately become payable to the fullest extent of the Bonus.

FEDERAL TAX CONSEQUENCES TO U.S. PARTICIPANTS

     The grant of Nonqualified Options under the Amended and Restated Incentive Plan will not result in the recognition of any taxable income by the participant. A participant will recognize ordinary income on the date of exercise of the Nonqualified Option equal to the excess, if any, of (i) the fair market value of the shares acquired as of the exercise date, over (ii) the exercise price. The tax basis of these shares for purposes of a subsequent sale includes the Nonqualified Option price paid and the ordinary income reported on exercise of the Nonqualified Option. The income reportable on exercise of a Nonqualified Option is subject to federal income and employment tax withholding. Generally, the Company will be entitled to a deduction in the amount reportable as income by the participant on the exercise of a Nonqualified Option.

     Grants of restricted stock are not subject to taxation at the time of grant because the shares are subject to forfeiture if the vesting criteria are not met. Accordingly, the Company is not entitled to a compensation deduction at that time. When the forfeiture restrictions on the restricted stock lapse, the participant will have taxable income based upon the fair market value on the date the restrictions lapse. The Company will then be entitled to a corresponding compensation deduction.

     The grant of Incentive Options to a participant does not result in any income tax consequences. The exercise of an Incentive Option generally does not result in any income tax consequences to the participant if the Incentive Option is exercised by the participant during his employment with the Company or a subsidiary, or within a specified period after termination of employment. However, the excess of the fair market value of the shares of Common Stock as of the date of exercise over the Incentive Option price is a tax preference item for purposes of determining a participant's alternative minimum tax, if applicable. A participant who sells shares acquired pursuant to the exercise of an Incentive Option after the expiration of (i) two years from the date of grant of the Incentive Option, and (ii) one year after the transfer of the shares to him (the "Waiting Period") will generally recognize a long-term capital gain or loss on the sale.

     A participant who disposes of his Incentive Option shares prior to the expiration of the Waiting Period (an "Early Disposition") generally will recognize ordinary income in the year of sale in an amount equal to the excess, if any, of (a) the lesser of (i) the fair market value of the shares as of the date of exercise or (ii) the amount realized on the sale, over (b) the Incentive Option price. Any additional amount realized on an Early Disposition should be treated as capital gain to the participant, short or long term, depending on the participant's holding period for the shares. If the shares are sold for less than the option price, the participant will not recognize any ordinary income but will recognize a capital loss, short or long term, depending on the holding period.

     The Company will not be entitled to a deduction as a result of the grant of an Incentive Option, the exercise of an Incentive Option, or the sale of Incentive Option shares after the Waiting Period. If a participant disposes of Incentive Option shares in an Early Disposition, the Company would be entitled to deduct the amount of ordinary income recognized by the participant at the time of the Early Disposition.

     Bonuses paid in cash generally result in taxable income to the participant at the time the cash payment is made and a compensation deduction to the Company. Bonuses paid in shares of Common Stock result in taxable income to the recipient at the fair market value of the Common Stock on the date of transfer and result in a corresponding compensation deduction for the Company. Bonuses are subject to federal income and employment tax withholding.

PLAN BENEFITS TABLE

     Effective March 19, 1997, the Board of Directors of the Company adopted the Amended and Restated Incentive Plan subject to approval by the shareholders. No new Awards have been granted under the Amended and Restated Incentive Plan; however, the table below sets forth the benefits received or allocated in 1996 under the Plan to the Named Executive Officers, all current executive officers as a group, all non-employee directors as a group, and all other employees as a group:

                               NEW PLAN BENEFITS
                    AMENDED AND RESTATED 1985 INCENTIVE PLAN

                    NAME AND POSITION                      NUMBER OF OPTIONS   RESTRICTED STOCK AWARDS
                    -----------------                      -----------------   -----------------------
Nishan Teshoian..........................................             0                     0
  Chairman, President and Chief Executive Officer
Arthur L. French.........................................             0                     0
  Executive Vice President
Mark E. Baldwin..........................................         1,914                     0
  Vice President
Gregory E. Hyland........................................         2,686                     0
  Vice President
Francis S. Kalman........................................        20,000                12,000
  Senior Vice President and Chief Financial Officer
James M. Sweet...........................................        15,000                 6,000
  Vice President of Human Resources and Administration
All current executive officers as a group................        39,600                18,000
All non-employee directors as a group....................             0                     0
All other employees as a group...........................       127,474                37,164

VOTE REQUIRED

     Approval of the proposed Amended and Restated Incentive Plan will require the majority vote of shareholders voting in person or by proxy with respect to the Amended and Restated Incentive Plan at the Annual Meeting.

     THE COMPANY RECOMMENDS VOTING "FOR" PROPOSAL NO. 3.

                               OTHER INFORMATION

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock at December 31, 1996 of each shareholder who is known by the Company to own beneficially more than 5% of the outstanding common stock.

                    NAME AND ADDRESS OF                       NUMBER OF    PERCENT OF
                      BENEFICIAL OWNER                         SHARES     COMMON STOCK
                    -------------------                       ---------   ------------
Norwest Bank Texas, Kerrville, N.A.(1)......................  4,514,980      12.7%
  222 Sidney Baker South
  Kerrville, Texas 78029
FMR Corporation.............................................  4,442,800      12.5%
  82 Devenshire Street
  Boston, Massachusetts 02109
The State Teachers Retirement Board of Ohio.................  3,091,230       8.7%
  275 East Broad Street
  Columbus, Ohio 43215

---------------

(1) Norwest Bank holds these shares in its capacities as (i) executor of the estate of Floyd A. Cailloux and (ii) trustee to various trusts established by Mr. Cailloux. Mr. Cailloux, a director of the Company, died on January 21, 1997. The estate of Mr. Cailloux will be distributed to various recipients, primarily his wife, certain family partnerships and trusts and to charitable institutions.

EXECUTIVE COMPENSATION

     The following table reflects all forms of compensation for services to the Company for the periods indicated for (i) the chief executive officer, (ii) the Company's four most highly compensated executive officers other than the chief executive officer who were serving as executive officers at December 31, 1996, and (iii) an executive officer who was not serving as such at December 31, 1996 (collectively, the "Named Executive Officers"):

                                                                                                     LONG-TERM
                                                              ANNUAL COMPENSATION                  COMPENSATION
                                                     --------------------------------------   -----------------------
                                                                                    OTHER                  SECURITIES      ALL
                                                                                   ANNUAL     RESTRICTED   UNDERLYING     OTHER
                                                                                   COMPEN-      STOCK       OPTIONS      COMPEN-
            NAME AND PRINCIPAL POSITION              YEAR    SALARY    BONUS(1)   SATION(2)   AWARDS(3)     (SHARES)    SATION(4)
            ---------------------------              ----   --------   --------   ---------   ----------   ----------   ---------
Nishan Teshoian....................................  1996   $429,200   $258,566     --         $    -0-         -0-     $ 46,400
  Chairman, President & Chief                        1995    171,700    218,875     --          531,250     100,000       13,700
  Executive Officer
Arthur L. French(5)................................  1996   $266,620   $120,583     --         $    -0-         -0-     $  8,550
  Executive Vice President                           1995    296,900     96,038     --              -0-         -0-       10,650
                                                     1994    286,900     47,700     --           35,162      50,000        8,375
Mark E. Baldwin....................................  1996   $196,300   $ 87,181     --         $    -0-       1,914     $  8,100
  Vice President                                     1995    168,000     54,335     --            7,982       5,000        5,750
                                                     1994    148,100     18,600     --           69,329         -0-          -0-
Gregory E. Hyland..................................  1996   $184,800   $153,844     --         $    -0-       2,686     $  7,800
  Vice President                                     1995    155,000     79,263     --           10,436       5,000        7,750
Francis S. Kalman(6)...............................  1996   $125,417   $130,492     --         $262,500(8)   20,000(8)       -0-
  Senior Vice President & Chief Financial Officer
James M. Sweet(7)..................................  1996   $ 73,731   $ 35,465     --         $109,500(8)   15,000(8)  $ 94,500(9)
  Vice President of Human Resources &
    Administration

---------------

(1) Includes aggregate discount under a program where senior executives receive a portion of their bonuses earned in the form of a restricted stock award. These awards are reflected in the total aggregate holdings of restricted stock shown in footnote 3.

(2) The Company provides to certain of its executive officers benefits consisting of payments under its medical reimbursement plan, club memberships, limited legal and accounting services and other personal benefits. Because the value of such benefits did not exceed the lesser of $50,000 or 10% of annual compensation for any individual, amounts are omitted.

(3) Represents the aggregate value of restricted stock grant awards based upon the closing price for the common stock on the New York Stock Exchange on the date of grant. All grants have been made subject to forfeiture to the extent not vested upon any voluntary termination prior to complete vesting five to ten years following the date of award and to other customary restrictions under the Company's 1985 Incentive Stock Plan. Restricted stock grant recipients are entitled to receive all cash and stock dividends paid with respect to their shares. The aggregate holdings of restricted stock and the value of such holdings based upon the closing price for the Common Stock on the New York Stock Exchange at December 31, 1996 of $20.125 was as follows:
    Nishan Teshoian -- 23,218 shares, $467,262; Mark E. Baldwin -- 6,084 shares, $122,441; Gregory E. Hyland -- 7,066 shares, $142,203; Francis S.
    Kalman -- 12,000 shares, $241,500; and James M. Sweet -- 6,000 shares, $120,750.

(4) Includes contributions by the Company for the accounts of the named individuals under defined contribution retirement plans in which substantially all domestic employees participate.

(5) Resigned November 5, 1996.

(6) Employed by the Company on June 1, 1996.

(7) Employed by the Company on August 5, 1996.

                                         (Footnotes continued on following page)

(8) These awards include one-time awards intended to replace equity awards forfeited when the individuals left their former employers to join the Company. See "Option Grants" table.

(9) Includes $750 of contributions by the Company for the account of the named individual under a defined contribution retirement plan and $93,750 in relocation expenses reimbursed to Mr. Sweet. If Mr. Sweet voluntarily terminates his employment prior to August 5, 1998, he is required to repay to the Company the relocation expenses.

OPTION GRANTS

     The following table sets forth additional information with respect to stock options granted in 1996 under the Company's 1985 Incentive Stock Plan to the Named Executive Officers.

                                                                                                   POTENTIAL REALIZABLE
                                                          PERCENTAGE                                 VALUE AT ASSUMED
                                            NUMBER OF      OF TOTAL                                   RATES OF STOCK
                                            SECURITIES     OPTIONS                                  PRICE APPRECIATION
                                            UNDERLYING    GRANTED TO    EXERCISE                    FOR OPTION TERM(2)
                                             OPTIONS      EMPLOYEES       PRICE      EXPIRATION    --------------------
                   NAME                     GRANTED(1)     IN 1996      PER SHARE       DATE          5%         10%
                   ----                     ----------    ----------    ---------    ----------    --------    --------
Nishan Teshoian...........................       -0-          -0-           -0-            -0-          -0-         -0-
Arthur L. French(3).......................       -0-          -0-           -0-            -0-          -0-         -0-
Mark E. Baldwin...........................     1,914          1.1%       $20.50       02/08/06     $ 24,676    $ 62,534
Gregory E. Hyland.........................     2,686          1.6%       $20.50       02/08/06     $ 34,629    $ 87,756
Francis S. Kalman.........................    20,000         12.0%       $21.875      06/01/06     $275,141    $697,262
James M. Sweet............................    15,000          9.0%       $18.125      08/05/06     $170,981    $433,299

------------

(1) If a "change of control" were to occur prior to exercise or expiration of the option, the entire option would automatically be converted into an amount of cash equal to any unrealized appreciation in the option.

(2) Potential values stated are the result of using the SEC method of calculations of 5% and 10% appreciation in value from the date of grant to the end of the option term. Such assumed rates of appreciation and potential realizable values are not necessarily indicative of the appreciation, if any, which may be realized in future periods.

(3) Resigned November 5, 1996

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information with respect to options exercised during 1996 by the Named Executive Officers and the year-end value of unexercised options then held by them.

                                                           NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                               SHARES                     UNDERLYING UNEXERCISED        IN THE MONEY OPTIONS
                              ACQUIRED       VALUE      OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END
           NAME              ON EXERCISE    REALIZED    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
           ----              -----------    --------    --------------------------    -------------------------
Nishan Teshoian............       0            0                   0/100,000               $     0/$     0
Arthur L. French(1)........       0            0               1,437/ 50,000               $16,526/$40,625
Mark E. Baldwin............       0            0                 538/ 16,914               $ 6,187/$13,125
Gregory E. Hyland..........       0            0                   0/ 20,686               $     0/$13,125
Francis S. Kalman..........       0            0                   0/ 20,000               $     0/$     0
James M. Sweet.............       0            0                   0/ 15,000               $     0/$30,000

------------

(1) Resigned November 5, 1996

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation for 1996. The 1996 compensation program for executive officers who were incumbent at the beginning of the year was approved by the Committee and ratified without change by the Board of Directors on November 15, 1995. The 1996 compensation packages for Messrs. Kalman and Sweet, who joined the Company as executive officers in June and August, respectively, were negotiated at arm's length, approved by the Committee and ratified by the Board of Directors.

     Under the supervision of the Committee, the Company has long sought to maintain and enhance its profitability, and thus the value of its Common Stock, by relating overall executive compensation to its financial performance. In general, executive financial rewards may be segregated into the following significant components: salary, bonus, stock ownership and other benefit plans.

     Salary for the Chief Executive Officer and other Executive Officers is intended to be competitive with that paid by durable goods manufacturers of comparable size, with a reasonable degree of financial security and flexibility afforded to those individuals who are regarded by the Board of Directors as acceptably discharging the levels and types of responsibility implicit in the various senior executive positions and is not intended to be quantitatively related to any element of the Company's financial performance. In furtherance of these objectives, the Committee periodically, though not necessarily annually, reviews the salary levels of a sampling of companies regarded by the Committee as having sufficiently similar characteristics to provide a reasonable basis for comparison. For example, salaries authorized in late 1995 to be paid during 1996 to the Company's senior officers were targeted for the second quartile of salaries paid in 1994, aged for valid current comparison, for comparable positions with companies included in the Watson Wyatt Data Services compensation survey. The 1996 authorized salaries for Messrs. Kalman and Sweet were arrived at using the same methodology. Notwithstanding comparisons with the Wyatt Survey, the Company does not specifically "index" executive salary to that offered by any particular sampling of companies, although it regards such comparisons as useful benchmarks in calibrating the Company's salary policy. The Watson Wyatt Survey includes a broader range of companies than are included in the "Fluid Controls Group" used by the Company for purposes of stock performance comparability, since the latter grouping consists of direct competitors against whose financial and market performance the Company's performance can be most directly measured, while the Watson Wyatt Survey encompasses a broader range of manufacturers, many of whom are likely to compete with the Company only for qualified executive personnel. Against this backdrop, the Committee intends that the Company's Executive Officers be compensated through salary levels that are sufficient to discourage recruiting of Company executives by other manufacturers, and also considers the credentials, experience and consistent performance of the individual senior executives, as viewed in the Committee's collective best judgment, all of which necessarily involve subjective as well as objective elements.

     Annual bonuses are intended to reflect a general policy of requiring a minimum level of financial performance for the year before any bonuses are earned by senior executives, with bonuses for achieving higher levels of performance directly related to the level achieved. The Board's primary emphasis in recent years has been on encouraging management to concentrate on improving the Company's Return on Capital as well as focusing on inventory levels. Accordingly, in establishing its bonus program, the Committee has tied potential bonus compensation to the Company's operating returns on capital and inventory turns. Under the bonus program established for 1996, senior executives were entitled to bonuses ranging from zero, if a 9% qualifying "threshold" return on beginning capital had not been achieved, and increasing with a graduated scale with the Company's performance to a limit of 100% of salary. Based on a restructuring adjusted 11.63% Return on Capital employed in the business, Messrs. Teshoian, French, and Baldwin received a bonus of approximately 56.6%, 45.2%, and 41.8%, respectively, of salary for 1996. Mr. Baldwin and Mr. Hyland will receive restricted stock grants for a number of shares of Common Stock having an aggregate market price equal to 8.9% and 7.2%, respectively, of their aggregate salary plus bonus earned. Messrs. Kalman and Sweet received approximately 98% (including an amount intended to replace the bonus forfeited when Mr. Kalman left his former employer to join the Company) and 48% of salary in 1996, respectively, based on a return on capital of 12.31% (not adjusted for restructuring charges). Mr. Hyland's cash bonus for 1996 was determined using two factors: the amount by which the pro forma income of the Engineered Products Group exceeded a threshold amount and the extent to which fourth quarter inventory turns for the Engineered Products Group exceeded a target level. In addition to the cash bonus, Mr. Hyland received a bonus award payable in the form of a stock option based on the return on capital achieved for the Engineered Products Group. The Committee may in the future consider that the continuing orderly development of the Company's business would be served at that time by weighing bonus calculations differently than at present or by including performance criteria other than return on capital and, subject to any necessary Board concurrence, reserves the right to do so when in its best collective judgment such adjustments might be expected to result in enhanced operating results for the Company.

     The Board of Directors is of the view that properly designed and administered stock-based incentives for senior executives closely aligns the executives' economic interest with those of shareholders and provide a direct and continuing focus upon the goal of constantly striving to increase long-term shareholder value and to that end, the Committee has followed a general policy of awarding large stock option grants only every fifth year to senior executives, most recently in 1993.

     The Company also maintains defined contribution retirement plans which are funded by annual contributions of a percentage of Company income for the benefit of substantially all domestic employees, including Executive Officers. The profit-sharing percentages are uniformly applied to all participating employees, (except with respect to Mr. Teshoian whose profit-sharing contribution percentage is contractually fixed) with the only variance in annual credits otherwise attributable to an employee's compensation and years of service with the Company, and to differences in the profitability of the Company's domestic operating divisions. For purposes of the divisional profitability component, contributions for the accounts of Executive Officers are measured by the average profitability of the entire Company.

     Preservation of Tax Deductibility of Executive Compensation. The Code generally disallows a tax deduction to public corporations for compensation payments to the corporation's chief executive officer and its four other most highly compensated executive officers in excess of $1 million individual annual limitation. Such excess payments may continue to be deducted, however, if they are (i) performance based, as established by a compensation committee consisting solely of "outside" directors, (ii) made pursuant to a plan approved by shareholders prior to payment, and (iii) certified by such a compensation committee (subject to certain exceptions) as payable due to the satisfaction of the performance goals. If it appears to the Committee that compensation might likely be earned by any Executive Officer in excess of the permissible limits under any compensation program in effect for the ensuing year, the Committee and the Board of Directors may submit the same to shareholders for approval at the relevant annual meeting of shareholders and to comply with any other applicable requirements of the Code, so as to secure for the Company the deductibility of the entire amount of such compensation.

     The Compensation Committee: Allen F. Rhodes, Chairman; Bob G. Gower, Wallace S. Wilson.

COMMON STOCK PERFORMANCE GRAPH

     The following graph illustrates the yearly change in the cumulative total shareholder return on the Company's common stock, compared with the cumulative total return on the Standard & Poor's 500 Stock Index and a Peer Group, which is referred to as the Fluid Controls Group, for the five years ended December 31, 1996. The Peer Group is comprised of BWIP Holding, Inc., The Duriron Company, Inc., Gorman-Rupp Company, Goulds Pumps, Inc., Graco, Inc., IDEX Corp., Parker-Hannifin Corporation, TRINOVA Corp. and Watts Industries, Inc. The graph assumes that the value of the investment in the Company's common stock and each index was $100.00 at December 31, 1991 and that all dividends were reinvested.

        MEASUREMENT PERIOD               KEYSTONE
      (FISCAL YEAR COVERED)         INTERNATIONAL, INC.       S&P 500        PEER GROUP ONLY
1991                                             100.00             100.00             100.00
1992                                              90.49             107.61             106.81
1993                                             101.30             118.41             130.89
1994                                              66.04             120.01             141.90
1995                                              79.43             164.95             175.41
1996                                              82.87             202.72             203.27

CERTAIN TRANSACTIONS

     Floyd A. Cailloux, a director and retired Chairman of the Board, provided consulting services to the Company upon request under arrangements which contemplated the payment of annual consulting fees of $48,000 and reimbursement for office accommodations and automobile and other miscellaneous expenses aggregating approximately $50,000 annually. This consulting arrangement terminated upon Mr. Cailloux's death on January 21, 1997.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes all filings were made timely in accordance with Section 16 of the Exchange Act.

AUDITORS

     Arthur Andersen LLP, a certified public accounting firm, has served as the independent auditor of the Company for a number of years. While management anticipates that this relationship will continue to be maintained during 1997, no formal action is proposed to be taken at the annual meeting with respect to the continued employment of Arthur Andersen LLP inasmuch as no such action is legally required. A representative of Arthur Andersen LLP plans to attend the annual meeting and will be available to answer appropriate questions. The representative also will have the opportunity to make a statement at the meeting if he so desires, although it is not expected that any statement will be made.

     The Audit Committee of the Board of Directors assists the Board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The Committee reviews with the auditors the scope of the proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matter which the Committee or the auditors may wish to discuss. In addition, the Audit Committee would recommend the appointment of new auditors to the Board of Directors if future circumstances were to indicate that such action is desirable.

LIMITATION ON INCORPORATION BY REFERENCE

     Notwithstanding any reference in prior or future filings of the Company with the Securities and Exchange Commission which purports to incorporate this proxy statement by reference into another filing, such incorporation shall not include any material included herein under the captions "Other Information -- Compensation Committee Report" or "Other Information -- Common Stock Performance Graph."

OTHER MATTERS

     The annual report to shareholders covering the year ended December 31, 1996 has been mailed to each shareholder entitled to vote at the annual meeting or accompanies this proxy statement.

     Any shareholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 1998 annual meeting of shareholders is required to submit such proposal in writing to the Secretary of the Company on or before December 1, 1997.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, several regular employees of the Company may solicit proxies in person or by telephone. The Company has retained the services of Corporate Investor Communications, Inc. to assist in the solicitation of proxies either in person or by mail, telephone, telecopy or any other means at an estimated cost of $3,500, plus expenses, which cost will be paid by the Company.

     The persons designated as proxies to vote shares at the meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                                  By Order of the Board of
                                                  Directors

                                                  /s/ DONNA D. MOORE

                                                          DONNA D. MOORE
                                                            Secretary

March 31, 1997

                                                                      APPENDIX A

                          KEYSTONE INTERNATIONAL, INC.
                              1985 INCENTIVE PLAN
                    (As Amended and Restated March 19, 1997)

                             I. PURPOSE OF THE PLAN

     The Keystone International, Inc. 1985 Incentive Plan, as amended and restated (the "Plan"), is intended to provide a means whereby certain employees and directors (the "participants") of Keystone International, Inc., a Texas corporation (the "Company"), and its subsidiaries may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may grant to certain participants (i) restricted stock awards (such awards being hereinafter referred to as "Grants") of shares of the $1.00 par value common stock of the Company ("Stock"), (ii) options ("Options") to purchase shares of Stock, and (iii) performance bonuses, payable in cash, Stock, or a combination of cash and Stock (such bonuses being hereinafter referred to as "Bonuses" and, together with the Grants and Options collectively, the "Awards"). Options granted under the Plan may be either incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options which do not constitute Incentive Stock Options.

                               II. ADMINISTRATION

     The Plan shall be administered by the Compensation Committee (or any similar committee) of the Board of Directors of the Company (the "Committee"). The Committee shall at all times consist solely of two or more members of the Board of Directors, and all members of the Committee shall be both (i) "non-employee directors" as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) "outside directors" as that term is defined in Regulation 1.162-27(e)(3) under the Code. The Committee shall have sole authority to select the participants who are to receive Awards and to establish the number of shares which may be issued under each Grant or Option and the amount that may be paid under each Bonus. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the Plan, including, without limitation, any rules and regulations necessary to comply with the governing laws of foreign countries. All decisions made by the Committee in selecting the participants to whom Awards shall be granted, in establishing the number of shares which may be issued under each Grant or Option, in establishing the amount that may be paid under each Bonus, and in construing the provisions of the Plan shall be final.

                        III. RESTRICTED STOCK AGREEMENTS

     Each Grant shall be evidenced by a Restricted Stock Agreement and shall contain such terms, conditions and restrictions as may be approved by the Committee. The terms, conditions and restrictions of the respective Restricted Stock Agreements, including, without limitation, the number of shares of Stock to be issued to the participant, the consideration for such shares, forfeiture restrictions and forfeiture restriction periods, voting rights, dividend rights, performance criteria, if any, and other rights with respect to the shares, need not be identical.

                             IV. OPTION AGREEMENTS

     Each Option shall be evidenced by an Option Agreement and shall contain such terms, conditions and restrictions, and may be exercisable for such periods, as may be approved by the Committee. The terms, conditions and restrictions of the respective Option Agreements need not be identical. Specifically, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Stock or a combination of cash and shares of Stock equal in value to the excess of the fair market value of the shares with respect to which the right to purchase is surrendered over the option price therefor ("Stock Appreciation Right"), on such terms and conditions as the Committee in its sole discretion may prescribe. Moreover, an Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Stock (plus cash, if necessary) having a fair market value equal to such option price. For the purposes of the Plan, the fair market value of a share of Stock on a particular date shall be equal to the mean of the reported high and low sales prices of the Stock on the New York Stock Exchange-Composite Tape on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is not traded on the New York Stock Exchange or any other exchange at the time a determination of the fair market value is required to be made hereunder, the determination of fair market value shall be made by the Committee in such manner as it deems appropriate.

                                V. BONUS AWARDS

     (a) The Committee, in its sole discretion, may designate employees to receive a Bonus if certain pre-established performance goals are met. In determining which employees shall be eligible for a Bonus, the Committee may consider the nature of their duties, past and potential contributions to the success of the Company and its affiliates, and such other factors as the Committee deems relevant in connection with accomplishing the purposes of the Plan. The Committee shall determine the terms and conditions of the Bonus, if any, to be made to an employee for each measurement period designated by the Committee (the "Measurement Period").

     (b) The performance goals shall be pre-established by the Committee in accordance with Section 162(m) of the Code and regulations issued thereunder. Performance goals determined by the Committee may include, but are not limited to, increases in net profits, operating income, Stock price, earnings per share, sales, return on capital and/or return on equity for the Company or any division or operating unit thereof.

     (c) The Committee must certify in writing that a performance goal has been met prior to payment to any employee of the Bonus. If the Committee certifies the entitlement of an employee to the performance based Bonus, the payment shall be made to the employee subject to other applicable provisions of the Plan, including but not limited to, all legal requirements and tax withholding.

     (d) Bonuses shall be paid on or before the 90th day following both (i) the end of the Measurement Period, and (ii) certification by the Committee that the performance goals and any other material terms of the Bonus and the Plan have been satisfied, or as soon thereafter as is reasonably practicable. The maximum amount which may be paid to any employee pursuant to one or more Bonuses under this Paragraph V in respect of any calendar year period shall not exceed $2,500,000, but in no event shall any such Bonus be greater than three times the then base salary of the employee.

                       VI. ELIGIBILITY OF AWARD RECIPIENT

     Awards may be granted only to individuals who are employees or directors of the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) of the Company at the time the Awards are granted; provided, however, that Bonuses may not be awarded to non-employee directors. Awards may be granted to the same participant on more than one occasion.

                  VII. SHARES SUBJECT TO GRANTS UNDER THE PLAN

     The aggregate number of shares which may be issued pursuant to Grants or Options under the Plan shall not exceed 4,250,000 shares of Stock. The maximum number of shares which may be issued pursuant to Grants or Options under the Plan to any participant during the term of the Plan shall be 4,250,000 shares. Such shares may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. If, on or before the termination of the Plan, any Stock shall be returned to the Company as a result of the application of the restrictions contained in the Restricted Stock Agreement evidencing the grant of such Stock, such Stock may again be awarded under the Plan. The aggregate number of shares which may be issued as Grants under the Plan shall be subject to adjustment as provided in Paragraph XII hereof.

                 VIII. SHARES SUBJECT TO OPTIONS UNDER THE PLAN

     The aggregate number of shares which may be issued pursuant to Options or Grants under the Plan shall not exceed 4,250,000 shares of Stock. The maximum number of shares which may be issued pursuant to Options or Grants under the Plan to any participant during the term of the Plan shall be 4,250,000 shares. Such shares may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan. The aggregate number of shares which may be issued under Options granted under the Plan shall be subject to adjustment as provided in Paragraph XII hereof. Exercise of an Option in any manner, including an exercise involving an election of an alternative settlement method referred to in Paragraph IV hereof, shall result in a decrease in the number of shares of Stock which may thereafter be available, both for purposes of the Plan and for issuance to the participant who exercised the Option, by the number of shares as to which the Option is exercised. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option which does not constitute an Incentive Stock Option.

     The aggregate fair market value (determined as of the time the Option is granted) of the Stock for which any participant may be granted Incentive Stock Options in any calendar year under the Plan (and under any other incentive stock option plans of the Company and any parent or subsidiary corporation) shall not exceed $100,000. Further, no Incentive Stock Option shall be granted to a participant if, at the time the Option is granted, such participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or any subsidiary corporation, within the meaning of Section 422(c)(5) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the fair market value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

                                IX. OPTION PRICE

     The purchase price of Stock issued under each Option shall be determined by the Committee, but in the case of an Incentive Stock Option, such purchase price shall not be less than the fair market value (as determined in accordance with the provisions of paragraph IV hereof) of the Stock subject to the Option on the date the Option is granted.

                   X. PARTICIPATION BY NON-EMPLOYEE DIRECTORS

     Directors who are not employees of the Company shall be entitled to receive Options and Grants in any combination as determined by the Committee as part of the overall compensation arrangement for non-employee directors.

                                XI. TERM OF PLAN

     The Plan shall be effective on March 19, 1997, provided the Plan is subsequently approved by the shareholders of the Company within 12 months thereafter. Except with respect to Awards then outstanding, if not sooner terminated under the provisions of Paragraph XIII hereof, the Plan shall terminate upon, and no further Awards shall be granted after, March 19, 2007.

                    XII. RECAPITALIZATION OR REORGANIZATION

     (a) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board of Directors or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

     (b) The shares with respect to which Awards may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the termination of the Plan or the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt or consideration by the Company, the remaining shares of Stock available under the Plan and the number of shares of Stock with respect to which any Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share under an outstanding Option shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share under an outstanding Option shall be proportionately increased.

     (c) If the Company recapitalizes or otherwise changes its capital structure or merges or consolidates with one or more corporations and the Company shall be the surviving corporation, thereafter upon any exercise of an Option granted the participant prior to the effective time of such recapitalization or merger or consolidation, the participant shall be entitled to receive under such Option, in lieu of the number of shares of Stock underlying such Option, the number and class of shares of stock and securities to which the optionee would have been entitled pursuant to the terms of the recapitalization or agreement of merger or consolidation if, immediately prior to the effective time thereof, the participant had been the holder of record of the number of shares of Stock underlying such Option. This Subparagraph shall be subject to the terms of Paragraph XV hereof.

     (d) Any adjustment provided for in Subparagraphs (b) and (c) above shall be subject to any required shareholder action.

     (e) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of stock subject to Awards theretofore granted or the purchase price per share.

                   XIII. AMENDMENT OR TERMINATION OF THE PLAN

     The Board of Directors in its discretion may terminate the Plan at any time; provided, that no change in any Award theretofore granted may be made which would impair the rights of the participant without the consent of such participant; and provided, further, that the Board of Directors may not make any alteration or amendment which requires shareholder approval under applicable law, without the approval of the shareholders of the Company.

                         XIV. TRANSFERABILITY OF AWARDS

     The Committee may provide that any Award may be transferred to the maximum extent transferability of such Award is then allowed pursuant to Rule 16b-3 under the Exchange Act, and Section 162(m) and Section 422 of the Code or the regulations thereunder.

                             XV. CHANGE OF CONTROL

     In the event of a Change of Control (as defined below):

          (a) all exercisable and unexercisable Options shall be surrendered by the participant to the Company and cancelled in exchange for a cash payment by the Company to each such participant, in an amount equal to the number of shares of Stock then covered by such participant's Option multiplied by the excess of the fair market value of each share of Stock over the exercise price per share of Stock specified in the Option;

          (b) all forfeiture restrictions with respect to Grants shall lapse;
     and

          (c) all Bonuses shall become immediately payable to their fullest extent regardless of whether the Measurement Period upon which they are based have been completed.

     For these purposes, "Change of Control" shall mean any of the following events:

          (i) the acquisition (other than from the Company) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

          (ii) individuals who, as of the date hereof, constitute the Board of Directors (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

          (iii) approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities.

--------------------------------------------------------------------------------
       PROXY              KEYSTONE INTERNATIONAL, INC.              PROXY
                           9600 WEST GULF BANK DRIVE
                              HOUSTON, TEXAS 77040

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 1997

           The undersigned hereby appoints Nishan Teshoian and Francis S. Kalman, or either of them, attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote in respect of the undersigned's shares of the Common Stock of Keystone International, Inc. ("Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 7, 1997, at 9:00 a.m., local time, at The Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas and at any adjournment(s) thereof.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH BELOW AND FOR EACH OF PROPOSALS 2 AND 3.

       1. ELECTION OF "CLASS II" DIRECTORS   [ ] FOR the nominees listed below     [ ] WITHHOLD AUTHORITY to vote for the
                                                 (except as marked to the contrary     nominees listed below
                                                 below)

       (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

        Nishan Teshoian        John W. Guffey, Jr.        Ludvik F. Koci

       2. To amend the Company's Restated Articles of Incorporation to increase the authorized shares of common stock from 50 million shares to 100 million shares.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

       3. To approve the Amended and Restated 1985 Incentive Plan.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

       4. In their discretion, on such other business as may properly be presented at the meeting.

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

           This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES SET FORTH ON THE REVERSE SIDE, FOR THE APPROVAL OF THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION, FOR THE APPROVAL OF THE AMENDED AND RESTATED 1985 INCENTIVE PLAN, AND IN THE DISCRETION OF THE PROXY HOLDER ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. All prior proxies are hereby revoked.

                                            .............................

                                            .............................
                                                    Signature(s)

                                            Dated.................., 1997
                                            (Please sign exactly as your
                                            name appears hereon. When
                                            signing as attorney,
                                            executor, administrator,
                                            trustee, guardian, etc., give
                                            full title as such. For joint
                                            accounts, each joint owner
                                            should sign.)

                                             PLEASE COMPLETE, SIGN, DATE
                                            AND RETURN PROMPTLY THE PROXY
                                               CARD USING THE ENCLOSED
                                                      ENVELOPE.

--------------------------------------------------------------------------------